SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2013

           BRIDGELINE DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33567	52-2263942
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

80 Blanchard Road

Burlington, MA 01803

(Address of principal executive offices, including zip code)

     (781) 376-5555

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 25, 2013, Bridgeline Digital, Inc. (the “Company”) increased the size of the Board of Directors to seven members and appointed Michael N. Taglich to the Board of Directors to fill the newly created seat. Mr. Taglich has not been appointed to any committees of the Board of Directors.

Mr. Taglich is the President and Chairman of Taglich Brothers, Inc. In connection with the private placement of convertible notes in September 2013, the Company paid Taglich Brothers, Inc., as compensation for acting as placement agent, a commission of 8% or $160,000, reimbursed Taglich Brothers, Inc. for approximately $25,000 in out of pocket expenses and issued to Taglich Brothers, Inc., and its affiliates, five-year warrants to purchase an aggregate of 153,846 shares of common stock at an exercise price equal to $1.30 per share. The warrants are first exercisable on March 30, 2014.

In connection with the private placement of shares of common stock in June 2013, the Company paid Taglich Brothers, Inc., as compensation for acting as placement agent, a commission of 8% or $184,000, reimbursed Taglich Brothers, Inc. for approximately $30,000 in out of pocket expenses and issued Taglich Brothers, Inc., and its affiliates, five year warrants to purchase an aggregate of 230,000 shares of Bridgeline Digital’s common stock at a price equal to $1.25 per share.

In connection with the private placement of shares of common stock in May 2012 the Company paid Taglich Brothers, Inc., as compensation for acting as placement agent, a commission of 8% or $200,000, reimbursed Taglich Brothers, Inc. for approximately $25,000 in out of pocket expenses and issued Taglich Brothers, Inc., and its affiliates, five year warrants to purchase an aggregate of 217,913 shares of Bridgeline Digital’s common stock at a price equal to $1.40 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGELINE DIGITAL, INC.
(Registrant)

By:	/s/ Michael D. Prinn
Michael D. Prinn
Executive Vice President and
Chief Financial Officer

Date: October 31, 2013